Exhibit 99.1

CONTACT:
David Miller (editorial/media) 408.563.9582
NEWS RELEASE	Michael Sullivan (financial community) 408.986.7977
Applied Materials Announces Preliminary First Quarter Results
SANTA CLARA, Calif., February 2, 2009 — Applied Materials, Inc. today announced preliminary results for its first fiscal quarter ended January 25, 2009.
The company expects a net loss in the range of $0.09 to $0.11 per share for the first fiscal quarter, which includes the following charges that decreased earnings per share by $0.09: 1] a restructuring charge of approximately $133 million (or $0.06 per share) associated with a cost reduction program announced on November 12, 2008; 2] a provision of $48 million (or $0.02 per share) for doubtful accounts receivable related to certain customers’ deteriorating financial condition in the challenging economic and industry environment; and 3] additional inventory charges of $20 million (or $0.01 per share) due to a decline in demand for semiconductor and display products. On November 12, 2008, the company provided a target of earnings per diluted share for the first fiscal quarter in the range of $0.00 to $0.04. This target did not include the above charges, which could not be estimated or were not known at that time.
Net Sales for the first fiscal quarter are expected to be approximately $1.33 billion, down 35 percent from the fourth quarter of fiscal 2008, and at the low end of the previously provided target range of down 25 to 35 percent.
The company intends to continue implementing cost reduction programs, including shutdowns and additional restructuring activities, as appropriate for the unprecedented business conditions.
On February 10, 2009, Applied Materials will announce its first fiscal quarter results and hold its regularly scheduled conference call beginning at 1:30 p.m. Pacific Standard Time. A webcast of the conference call will be available to all interested parties on Applied Materials’ Web site at http://www.appliedmaterials.com under the “Investors” section.
This press release contains certain forward-looking statements, including those relating to expected results for the first fiscal quarter and cost reduction programs. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to: possible adjustments to financial results as Applied completes its regular closing process for the first fiscal quarter; uncertain global economic and industry conditions; Applied’s ability to maintain effective cost controls and timely align its cost structure with business conditions; and other risks described in Applied’s SEC filings, including its reports on Forms 10-K, 10-Q and 8-K. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof. The company undertakes no obligation to update any forward-looking statements.
Applied Materials, Inc. (Nasdaq:AMAT) is the global leader in Nanomanufacturing Technology™ solutions with a broad portfolio of innovative equipment, service and software products for the fabrication of semiconductor chips, flat panel displays, solar photovoltaic cells, flexible electronics and energy efficient glass. At Applied Materials, we apply Nanomanufacturing Technology to improve the way people live. Learn more at www.appliedmaterials.com.